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                                                                    EXHIBIT 99.1

       Cabot Oil & Gas Announces Natural Gas Hedges; Enron Credit Exposure

     HOUSTON, Dec. 14 -- Cabot Oil & Gas Corporation (NYSE: COG) today announced that the Company has initiated hedge positions covering 147,000 Mmbtu per day of its natural gas production for the period from January through April 2002. The hedges are in the form of collars based on a NYMEX equivalent average floor and ceiling price of $2.50 and $3.28 per Mmbtu, respectively. This translates into a floor price of $2.70 per Mcf and a ceiling price of $3.54 per Mcf, after adjusting for the btu content. The Company paid an $882,000, or a $.05 per Mmbtu, premium for the collars.

     In aggregate, Cabot has downside price protection in place for approximately 60% of the anticipated natural gas production during the first four months of 2002. Taking into account regional basis differentials, the following table summarizes by operating area the volumes and weighted average prices (per Mmbtu) of the new hedges for the four-month period.

    Location                Mmbtu/day        Floor        Ceiling
    Gulf Coast              55,000           $2.50        $3.28
    Appalachia              40,000            2.65          3.39
    Rocky Mountains         25,000            2.10          2.95
    Mid-Continent           27,000            2.38          3.16

            Total           147,000          $2.45        $3.23

     "All of the current market indicators (including storage levels, economic activity and weather) gave us cause for concern and resulted in a decision to protect the early months of our 2002 capital budget," stated Ray Seegmiller, Chairman and Chief Executive Officer. "We utilized collars because of our desire to protect the downside but also to allow for some upside potential." Seegmiller added, "We will continue to review the changing market conditions and may enter into additional hedges in the future."

     Cabot Oil & Gas also disclosed that its pretax exposure to the bankrupt Enron entities is approximately $2.4 million. The Company plans to take this charge, which will have approximately a $.05 per share impact, in the fourth quarter. "Our exposure relates to November gas sales and two very small derivatives transactions," said Seegmiller. "Like many other creditors, we feel very uncertain about the prospects for payment."

     Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's Internet homepage at http://www.cabotog.com.

     The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.

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